Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated February 26, 2020, (June 5, 2020 as to the effects of the change in reportable segments described in Note 22) relating to the financial statements of Gardner Denver Holdings, Inc. (“the Company”) and our report dated February 26, 2020, on the effectiveness of the Company’s internal control over financial reporting, appearing in the Current Report on Form 8-K dated June 5, 2020.

/s/ DELOITTE & TOUCHE LLP
Charlotte, North Carolina
December 30, 2020